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                                    EXHIBIT A
                        TRANSACTIONS IN THE COMMON STOCK

         With respect to the transactions set forth below, all purchases were made by Pebbleton Corporation N.V. and were effected on The Nasdaq Stock Market, Inc., the exchange on which the shares of Common Stock of OYO Geospace Corporation are traded during the 60 days prior to the filing of this Statement on Schedule 13D.



         DATE OF PURCHASE         NUMBER OF SHARES           PRICE PER SHARE
                                     PURCHASED                     ($)

             10/26/98                  62,000                    11.1250
             12/03/98                   9,400                     9.3750
             12/03/98                   2,500                     9.1250
             12/03/98                 156,000                     8.5000
             12/04/98                  13,000                     8.3125
             12/04/98                  37,000                     8.3750
             12/07/98                  80,000                     8.1250






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